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                            September 11, 1997




    I, the undersigned, hereby consent

    (1) to act as a director of MSR Exploration Ltd., an Alberta, Canada corporation, and upon effectiveness of the continuance and domestication of such corporation into Delaware, U.S.A. (the "Continuance"), a Delaware corporation (the "Company"), if I am elected to serve in such capacity;

    (2) to the use of my name as a person who is about to become a director of the Company in the Registration Statement on Form S-4 of the Company relating to the deemed issuance of shares of common stock of the Company in connection with the Continuance;

    (3) to the use of my name as a person who may be designated by the Company to serve as a director of Mercury Montana, Inc., a Delaware corporation ("Mercury"), upon effectiveness of the merger of the Company with and into Mercury, in the Registration Statement on Form S-4 of Mercury relating to the shares of common stock of Mercury to be issued in connection with such merger; and

    (4) to act as a director of Mercury Montana, Inc. if the aforementioned merger becomes effective and I am designated to serve as a director of such company.




                             /s/ D. Randall Kent
                             ------------------------------
                             D. Randall Kent